MINERAL PROCESSING RESEARCH AGREEMENT

THIS MINERAL PROCESSING RESEARCH AGREEMENT ("Agreement") is made effective this 22nd day of March, 2006, by and among ABERDENE MINES LTD., a Nevada corporation ("Aberdene"); NEVADA SUNRISE, LLC, a Nevada limited liability company ("Nevada Sunrise"); and INTOR RESOURCES CORPORATION, a Nevada corporation ("Intor").

RECITALS

A. On March 18, 2004 Aberdene entered into a "Property Option Agreement" (the "Option Agreement") with Nevada Sunrise; Robert and Sharon Weicker, doing business as Kleinebar Resources Ltd.; and Kurt and Tami Schendel. The Option Agreement affects the New York Canyon copper project located in Mineral County, Nevada (the "Property"). Pursuant to the Option Agreement, Aberdene is obliged, among other requirements, to expend $2,250,000.00 (the "Expenditures") on the Property to acquire ownership of the Property.

B. Aberdene reached an agreement with Intor (formerly Nevada Sunrise Exploration Limited) to organize and administer the exploration program on the Property under the guidance of Aberdene.

C. Aberdene now wishes to assume responsibility for the exploration program on the Property, and Intor has agreed to relinquish its exploration contract with Aberdene.

D. Aberdene wishes to retain Nevada Sunrise to develop an economic alkaline hydrometallurgical process (the "Process") for recovery of copper and other valuable minerals

from the Longshot Ridge resource on the Property, and Nevada Sunrise is willing to undertake research and development with respect to the Process.

THEREFORE, the parties have agreed as follows:

SECTION ONE

Development of Hydrometallurgical Process

1.1 Scope of Work. Aberdene hereby retains Nevada Sunrise to use its best efforts to develop and evaluate the Process for recovery of copper and other valuable minerals situated on the Property. In undertaking this work, Nevada Sunrise will use its best efforts to develop a "proof of concept" and a Process ready for bulk pilot testing on the Property by the end of calendar year 2006. Not later than January 31, 2007, Nevada Sunrise will issue its final "proof of concept" report (the "Report") to Aberdene regarding the results of its research, together with recommendations for additional work.

1.2 Payments to Nevada Sunrise. In order to assist and compensate Nevada Sunrise for its work hereunder, Aberdene will make the following payments in cash at the following times to Nevada Sunrise:

(a) Upon execution of this Agreement, the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00),

(b) On or before June 1, 2006, FIFTY THOUSAND DOLLARS ($50,000.00),

(c) On or before July 1, 2006, FIFTY THOUSAND DOLLARS ($50,000.00) and

(d) On or before August 1, 2006, FIFTY THOUSAND DOLLARS ($50,000.00).

1.3 Plant Operation.

(a) If the Report provides a "proof of concept" for successful design and application of the Process, Aberdene will have one hundred twenty (120) days from Aberdene's receipt of the Report to review and evaluate the Report. Aberdene may accept the Report by notice to Nevada Sunrise within such period.

(b) If Aberdene does not so accept the Report, this Agreement will thereupon terminate, without liability on the part of any party, except that Aberdene shall immediately pay to Nevada Sunrise the unpaid portion, if any, of any payment due under section 1.2.

(c) If Aberdene accepts the Report, Nevada Sunrise will organize and conduct a pilot scale testing program of the Longshot Ridge ore material (the "Test") to determine the feasibility of using the Process for economic recovery of copper and other valuable minerals from the Longshot Ridge resource on the Property. Nevada Sunrise will conduct the Test in accordance with industry standards. Aberdene will pay Nevada Sunrise for the services of its employees and contractors in conducting the Test at their standard rates as in effect from time to time and will pay or reimburse Nevada Sunrise for all out-of-pocket expenses, such as the costs of materials and travel, in conducting the Test, all of which shall be due and payable by Aberdene within thirty days from its receipt of Nevada Sunrise's invoices with original supporting receipts therefor. Nevada Sunrise will use its best efforts to complete the Test not later than December 31, 2008. Nevada Sunrise may at any time, by notice to Aberdene, terminate the Test if Nevada Sunrise determines, in its exclusive discretion, that the Process is not likely to be feasible for the economic recovery of copper and other valuable minerals from the Longshot Ridge resource on the Property, whereupon this Agreement will terminate, without

liability on the part of any party, except that Aberdene shall immediately pay to Nevada Sunrise the unpaid portion, if any, of any amount due under section 1.2 or this section 1.3(c). If Nevada Sunrise determines, in its exclusive discretion, that the Process is likely to be feasible for the economic recovery of copper and other valuable minerals from the Longshot Ridge resource on the Property, it will promptly report its findings to Aberdene.

1.4 License to Use Process. If Nevada Sunrise so reports its findings of the likely feasibility of the Process and if Aberdene notifies Nevada Sunrise within thirty days thereafter that Aberdene accepts such findings, Nevada Sunrise will grant to Aberdene a non-exclusive, non-transferable, non-assignable license to employ the Process anywhere on (but only on) the Property; provided that such license is evidenced by and subject to a mutually acceptable written license agreement. In consideration of such license, Aberdene shall immediately grant to Nevada Sunrise the option to purchase ONE MILLION (1,000,000) shares of the common stock of Aberdene at a price of ONE DOLLAR ($1.00) per share, exercisable by Nevada Sunrise in full at any time or in part from time to time within five years from the date of the grant thereof.

1.5 Access and Permits. Aberdene will provide to Nevada Sunrise such rights of access to and across the Property as Nevada Sunrise considers necessary or advisable for purposes of performing its services under this Agreement. If the Test is commenced hereunder, Aberdene will immediately provide to Nevada Sunrise a site that Nevada Sunrise considers suitable for the Test and bulk ore material of types and in amounts that Nevada Sunrise considers necessary for the Test. Aberdene will timely obtain all local, state, and federal permits required for the Test.

1.6 Indemnification. Nevada Sunrise will defend and indemnify Aberdene and hold

Aberdene harmless from and against all claims, demands and liabilities arising from Nevada Sunrise's activities on the Property. Nevada Sunrise will maintain a policy of liability insurance in effect with minimum limits of ONE MILLION DOLLARS ($1,000,000.00) for personal injury and ONE HUNDRED THOUSAND DOLLARS ($100,000.00) for property damage and will provide proof said insurance to Aberdene.

1.7 Intellectual Property. Subject only to the license, if any, to be granted pursuant to section 1.4, all intellectual property rights, patents, royalties, and associated rights and revenues presently held or hereafter developed in connection with the Process are and shall remain the exclusive property of Nevada Sunrise. This section 1.7 shall survive any termination, rescission, cancellation or expiration of this Agreement, whatsoever.

1.8 Delivery of Data. Aberdene will promptly furnish to Nevada Sunrise all factual and interpretive data, whether now existing or hereafter generated or created, regarding the Property, upon request from Nevada Sunrise at any time or from time to time.

1.9 Assignment. The services to be rendered by Nevada Sunrise pursuant to this Agreement are personal, and Nevada Sunrise may not assign its rights under this Agreement without the prior consent of Aberdene.

SECTION TWO

Exploration Program

2.1 Relinquishment of Exploration Contract. Intor and Aberdene have previously entered into an arrangement under which Intor has conducted the 2004 and 2005 exploration programs on behalf of Aberdene in accordance with the Option Agreement. Intor agrees to

relinquish its rights as operator of the New York Canyon Project to Aberdene or its assigns on payment when due of all amounts payable under section 1.2. Aberdene shall expeditiously transfer all drill permits and bonds to its name. During the transition from Intor to Aberdene as operator, Aberdene will continue to pay the consulting fees and expenses of Nevada Sunrise's representative and will afford such representative full access to the Property. If Aberdene does not perform any of its obligations under this Agreement when due, Nevada Sunrise shall notify Aberdene thereof, and Aberdene shall have a period of thirty (30) days from such notice to remedy the default. If Aberdene does not so remedy such default to Nevada Sunrise's reasonable satisfaction, Aberdene will cease to be, and will cease to have any rights as, such operator, and Intor will resume its role as such operator in accordance with the pre-existing arrangement.

2.2 Bonds and Permits. The parties acknowledge that the operating permits and bonds for the New York Canyon Project are presently held by Intor. Immediately following execution of this Agreement, Aberdene will make application to the Bureau of Land Management and all other applicable agencies to assume operating responsibility under the permits. Aberdene will apply for and use its best efforts to obtain any and all additional permits required for drilling and exploration of the Property. Aberdene will also immediately apply to, and use its best efforts to obtain from, the Bureau of Land Management approval to, and immediately on the granting of such approval will, replace all bonds held by Intor for exploration of the Property. With regard to ongoing plans of operations, Aberdene will replace all of Nevada Sunrise's and Intor's cash bonds with its own cash or other form of security approved by the Bureau of Land Management. Nevada Sunrise or Intor will remit to Aberdene any refunds received by it as a result of Aberdene's bond replacement, within thirty (30) days of receipt

thereof.

2.3 Indemnification. Aberdene agrees to defend and indemnify Nevada Sunrise and hold Nevada Sunrise harmless from and against all claims, demands, liabilities and expenses arising from Aberdene's activities on the Property. Aberdene will maintain insurance pursuant to the Option Agreement and provide proof of said insurance to Nevada Sunrise.

SECTION THREE

Miscellaneous Provisions

3.1 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3.2 Notices. Any notice, consent, report, demand, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being mailed by first class mail, charges and postage prepaid, properly addressed, if to Aberdene at 1458 409 Granville Street, Vancouver, BC V6C 1T2, CANADA, facsimile (604) 669-3797, if to Nevada Sunrise at 6121 Lakeside Dr., Suite 260, Reno, NV 89511, facsimile (775) 825-4829, or if to Intor at 6121 Lakeside Dr., Suite 260, Reno, NV 89511, facsimile (775) 825-4829, or to such other address or facsimile number as any such party may furnish to the others by notice hereunder.

3.3 Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada.

3.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5 Headings; Gender; Number. The headings of the sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, and the singular includes the plural and vice versa, as the context may require.

3.6 Time. Time is of the essence of every provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ABERDENE MINES LTD, a Nevada Corporation

By:________________________
BRENT JARDINE, President

NEVADA SUNRISE, LLC, a Nevada Limited Liability Company

By:________________________
WILLIAM B. HENDERSON, Manager

INTOR RESOURCES CORPORATION, a Nevada Corporation

By:________________________
WILLIAM B. HENDERSON, President